Exhibit 99.1

Hanger Announces Executive Appointments To Lead Its Patient Care and Products &
Services Business Segments

AUSTIN, Texas – (BUSINESS WIRE) – Oct. 14, 2020 –Hanger, Inc. (NYSE: HNGR) today announced the promotion and hiring of two senior executives to lead its two business segments, effective Nov. 2, 2020:

•	Regina Weger has been promoted to President, Products & Services;

•	Pete Stoy will join Hanger in the newly formed position of Chief Operating Officer, to lead the Patient Care segment.

Vinit Asar, President and Chief Executive Officer (CEO) of Hanger stated, “As we look beyond 2020 and the COVID-19 pandemic, we remain committed to ensuring Hanger is led by the strongest team, organized in a manner that maximizes our full potential. I am pleased to announce an internal promotion and welcome a new healthcare industry veteran to Hanger. Together these appointments demonstrate our commitment to a culture of building leaders, and will ensure our long-term goal of driving sustained growth for the benefit of all stakeholders.”

Regina Weger joined Hanger’s industry-leading, national provider of orthotics and prosthetics (O&P) componentry distribution, Southern Prosthetic Supply (SPS), more than 20 years ago. Ms. Weger assumed increasingly larger and more complex roles in customer service, marketing, sales and operations, until she became SPS President in November of 2019. From the beginning of her career at SPS, Ms. Weger has demonstrated herself to be a valued leader with a highly successful record of driving growth through high-quality customer service and an unwavering commitment to serving O&P clinics nationally to ensure excellence in patient care. As President of Hanger’s Products & Services segment, Ms. Weger will now also oversee Hanger’s Accelerated Care Plus (ACP) therapeutic solutions subsidiary. Together with SPS, these business units constitute over 17 percent of Hanger’s revenue thus far in 2020. Ms. Weger will continue to report directly to Hanger’s President and CEO, Vinit Asar, and serve on the Senior Leadership Team for Hanger.

“Regina is an exceptional, accomplished and recognized leader in the O&P profession,” stated Asar. “In her new role, she will bring a cohesive strategy and operational focus to the Products & Services segment, enhancing and growing external partnerships with a customer-focused and growth approach.”

Pete Stoy brings nearly 20 years of healthcare experience to Hanger with leadership in large, complex organizations, and designation as a Fellow of the American College of Healthcare Executives (FACHE). Mr. Stoy has a balanced skillset and perspective, having led large-scale commercial, operational, supply chain, and finance functions. He is experienced with managing strategic relationships at the most senior levels in some of the country’s largest integrated healthcare delivery systems. Mr. Stoy joins Hanger from the healthcare business of Sodexo, where he most recently served as East Region President, responsible for all operations, including thousands of provider and hospital-based support service employees. Prior to his most recent role, Mr. Stoy served in leadership positions at McKesson where he oversaw the multi-billion dollar McKesson U.S. Pharmaceutical Health System segment, and also held senior positions in hospital sales and pharmaceutical distribution during his 13-year employment at Cardinal Health.

The new position of Chief Operating Officer aligns the Company’s Patient Care segment to reflect the increasing complexity, growth opportunities, and interdependencies of clinic operations, sales, marketing, supply chain management, as well as strategic oversight of Hanger’s corporate and business development programs. Mr. Stoy brings the appropriate experience and vision to this role and will report to President and CEO Asar.

“Pete is a customer-centered leader with exceptional relationships across many large healthcare systems and the healthcare supply chain,” Asar continued. “For Hanger, he brings a keen focus and passion to the patient care experience, which is critical to achieving our goal of empowering human potential. I am looking forward to working with him as we continue to lead our profession by providing superior patient care, outcomes, services and value.”

About Hanger, Inc. – Hanger, Inc. (NYSE: HNGR) delivers orthotic and prosthetic (O&P) patient care, and distributes O&P products and rehabilitative solutions to the broader market. Hanger's Patient Care segment is the largest owner and operator of O&P patient care clinics with approximately 800 locations nationwide. Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions. With nearly 160 years of clinical excellence and innovation, Hanger's vision is to lead the orthotic and prosthetic markets by providing superior patient care, outcomes, services and value. For more information on Hanger, visit http://investor.hanger.com.

This press release contains statements that are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “believe,” “expect,” “project,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar words. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. We believe these assumptions are reasonable, but you should understand that these statements are not guarantees of performance or results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent releases or reports. These statements involve risks, estimates, assumptions, and uncertainties that could cause actual results to differ materially from those expressed in these statements and elsewhere in this release. These uncertainties include, but are not limited to, the financial and business impacts of COVID-19 on our operations and the operations of our customers, suppliers, governmental and private payers and others in the healthcare industry and beyond; federal laws governing the health care industry; governmental policies affecting O&P operations, including with respect to reimbursement; failure to successfully implement a new enterprise resource planning system or other disruptions to information technology systems; the inability to successfully execute our acquisition strategy, including integration of recently acquired O&P clinics into our existing business; changes in the demand for our O&P products and services, including additional competition in the O&P services market; disruptions to our supply chain; our ability to enter into and derive benefits from managed-care contracts; our ability to successfully attract and retain qualified O&P clinicians; and other risks and uncertainties generally affecting the health care industry. For additional information and risk factors that could affect the Company, see its Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the three months ended June 30, 2020, each as filed with the Securities and Exchange Commission. The information contained in this press release is made only as of the date hereof, even if subsequently made available by the Company on its website or otherwise.

Investor Relations Contact:
Seth Frank, Vice President, Treasury and Investor Relations
Hanger, Inc.
512-777-3573
sfrank@hanger.com

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